Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of May 2, 2017 (“Effective Date”) by and between DAVID FELL (“Consultant”) and BROADWIND ENERGY, INC. (“Company”) (Consultant and Company are sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties”).

WHEREAS, Company desires to engage Consultant to provide certain consulting services, and Consultant desires to provide such consulting services to Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Agreement Term.  The term hereof (the “Term”) shall be the period beginning on the Effective Date and continuing thereafter until completion of the Consulting Services as provided herein, unless sooner terminated as provided herein.  Following termination hereof, Consultant shall continue to comply with the requirements of Section 6 and Section 7 hereof.

2. Scope of Services.

(a)During the Term, Consultant shall devote such of Consultant’s time, energies and talents as agreed upon as a consultant to Company with respect to the following matters (the “Consulting Services”): Consultant will provide support relating to Company’s legal function.  Consultant shall provide the Consulting Services at the direction of Stephanie Kushner, Company’s President and Chief Executive Officer, or her successors or assigns.  The Parties generally anticipate that Consultant will be called upon on a case by case basis, providing the Consulting Services at Company’s facility at 3240 S. Central Ave., Cicero, IL, or remotely.  The specific days worked shall be agreed upon by the Parties in good faith.

(b)During the Term, to the extent not inconsistent with, or in contravention of, the provisions hereof, Consultant shall be permitted to provide consulting services to other clients, but Consultant agrees that Consultant shall not undertake other time commitments that could materially interfere with Consultant’s ability to provide the Consulting Services pursuant hereto.  Consultant shall promptly disclose to Company any potential conflicts of interest with regard to other clients, and the Parties shall use good faith efforts to negotiate a satisfactory resolution of same.

3.Compensation. Company shall pay Consultant fees for Consulting Services rendered hereunder (“Consulting Fees”) at the rate of Two Hundred Dollars ($200) per hour worked by Consultant at Company’s direction.  Notwithstanding anything to the contrary, such Consulting Fees shall not exceed the budgeted amount of Two Thousand Dollars ($2,000) unless otherwise approved by Company in advance.  Consultant shall submit an itemized invoice to Company for Consulting Services rendered.  Subject to approval of each such invoice by Company, payment will be made within thirty (30) days of Company’s receipt of such invoice.

4.Independent Contractor.

(a)The Parties agree that during the Term Consultant shall act as an independent contractor in the performance of Consultant’s duties hereunder.  Consultant shall have the full authority to select the means, manner and method of performing the Consulting Services to be performed hereunder.  Consultant shall not be considered by reason of the provisions hereof or otherwise as being an employee of Company.  In no event shall Consultant represent to any third party that Consultant is an agent or employee of Company or connected with Company in any manner other than pursuant hereto.

(b)Consultant is not entitled to paid vacation, paid holidays, participation in group health insurance, participation in any retirement programs, premium or “overtime” pay, workers’ compensation, severance, or any other employment rights or benefits from Company pursuant to this Agreement.  Company has no obligation and will make no withholdings or deductions from Consultant’s compensation for any federal or state taxes or the Federal Insurance Contribution Act (FICA) or Federal Unemployment Contribution Act (FUTA).  It shall be Consultant’s responsibility to remit appropriate taxes to the proper state and Federal, as well as any other, tax authorities.  Company will issue a Form 1099 reporting the amounts paid to Consultant for Consulting Services performed hereunder.  Consultant warrants that Consultant is eligible to work in the United States of America under the provisions of the Immigration Reform and Control Act of 1986, any amendments thereto, and any regulations arising from said Act.

5.Termination of Agreement.  Prior to the expiration of the Term, each Party may terminate this Agreement and Consultant’s engagement hereunder, for any reason or no reason, upon five (5) days’ prior written notice to the other Party.  In the event of such a termination by either Party, Company shall pay Consultant’s accrued and unpaid Consulting Fees as of the date of such termination and Company shall have no further obligations to Consultant pursuant to this Agreement.

6.Restrictive Covenants.

(a)Confidential Information.  Consultant acknowledges that, during the Term, Consultant may produce and have access to confidential and/or proprietary non-public information concerning Company or any affiliate, whether or not marked “confidential” (collectively, “Confidential Information”).  Consultant agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than Company, either during or after the Term, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Consultant of Consultant’s duties hereunder.  Consultant agrees that, if Consultant receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of Company, or Consultant’s activities in connection with the collective business activities of Company and its affiliates (“Company Business”), Consultant, to the extent legally permitted, will immediately notify Company of such subpoena, court order or other requirement and deliver forthwith to Company a copy thereof and any attachments and non-privileged correspondence related thereto.  Consultant shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.  Consultant agrees to abide by Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Company and any affiliate.  In this regard, Consultant shall not directly or indirectly render services to any person or entity where Consultant’s services would involve the use or disclosure of Confidential Information.

(b)Documents and Property.  All records, files, documents and other materials or copies thereof relating to Company Business, which Consultant shall prepare, receive or use, shall be and remain the sole property of Company and, other than in connection with performance by Consultant of Consultant’s duties hereunder (for example, Consultant’s storage and transportation of electronic documents developed and/or used by Consultant in connection with the performance of Consulting Services hereunder), shall not be removed from the premises of Company or any affiliate without Company’s prior written consent, and shall be promptly returned to Company, or destroyed and such destruction certified in writing, upon request from Company together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c)Market Standstill Period.  Consultant shall not, without the prior written consent of Company, for a period of six (6) months following the earlier of (i) the termination hereof or (ii) the return or destruction of all materials pursuant to Section 6(b) hereof, make or be involved in making any proposal for any transaction concerning the acquisition of any securities of Company or any rights in, over or relating to any securities of Company and shall not make or be involved or interested in the making of any offer or proposal for such an acquisition to any holder of securities of Company and shall not advise or assist any person or entity in relation to any matters referred to in this paragraph.

(d)Remedies for Breach of Covenants.  Consultant acknowledges that, in light of the nature of the Consulting Services and Consultant’s access to Confidential Information during the Term, the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of any other rights, remedies or damages available to Company hereunder or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, without being required to post bond or other security, to prevent or restrain any such violation by Consultant and any and all persons directly or indirectly acting for or with Consultant, as the case may be.

7.Intellectual Property.  Company shall own and retain sole title in and to all intellectual property for which any equipment, supplies, facilities or trade secret information of Company is used and/or which is otherwise developed in connection with the Consulting Services. Company shall be entitled to freely use general knowledge, skills and experience, and any ideas, concepts, know-how and techniques developed by Consultant while performing the Consulting Services. Consultant agrees not to take any action that jeopardizes the rights of Company in Company’s intellectual property.

8.Acknowledgement. Consultant represents to Company that Consultant is under no obligation or agreement that would prevent him from becoming a consultant to Company or adversely impact his ability to perform the Consulting Services.  Consultant agrees and acknowledges that in the event any third party initiates any action claiming that this Agreement or the provision of the Consulting Services hereunder is in violation of any agreement between Consultant and the third party, Company has the right to immediately terminate this Agreement and any payments hereunder pending the resolution of such dispute.  Regardless of the outcome of such dispute, Company shall have no obligation whatsoever to re-engage Consultant or reinstate this Agreement.  It is the Parties’ intention that in fulfilling Consultant’s obligations hereunder, Consultant shall not unlawfully utilize any trade secrets or intellectual property rights of any third party.

9.Assignment; Successors; No Third Party Rights.  Neither Party may assign any of its rights or delegate any of its obligations hereunder to any other person without the prior written consent of the other Party.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns.  Except as expressly provided herein, nothing herein shall be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect hereto or any provision hereof.

10.Waiver.  The rights and remedies of the Parties hereunder are cumulative and not alternative.  Neither the failure to exercise nor any delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.Notices. All notices required hereunder shall be given in writing to the following respective addresses:

Broadwind Energy, Inc.	David Fell
Attn: Erik W. Jensen	10341 Lawler Ave.
VP & Chief Human Capital Officer	Oak Lawn, IL 60453
3240 S. Central Ave.
Cicero, IL 60804

12.Entire Agreement; Modification. This Agreement and any documents executed by the Parties pursuant hereto constitute a complete and exclusive statement of the entire understanding and agreement of the Parties with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, between the Parties relating to such subject matter.  This Agreement may only be amended by a written agreement executed by the Parties.

13.Severability.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.  Without limiting the generality of the foregoing, if the scope of any provision contained herein is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Parties hereby agree that such scope may be judicially modified accordingly.

14.Counterparts; Choice of Law.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.  This Agreement shall be governed by and interpreted under the laws of the State of Illinois, irrespective of any conflict of law provisions of any state.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the Effective Date.

BROADWIND ENERGY, INC.
/s/ David Fell	By: /s/ Stephanie Kushner
David Fell	Stephanie Kushner
President & Chief Executive Officer